EXHIBIT 20.0

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): MARCH 24, 2004


CPI CORP.
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     (Exact name of registrant as specified in its charter)


         Delaware                0-11227          43-1256674
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(State or Other Jurisdiction  (Commission    (I.R.S. Employer
  of Incorporation)            File Number)  Identification No.)


   1706 Washington Avenue, St. Louis, Missouri    63103-1790
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     (Address of principal executive offices)     (zip code)


Registrant's telephone number, including area code (314)231-1575
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 (Former name or former address, if changed since last report)

















ITEM 5.   OTHER EVENTS

A. On Wednesday, March 24, 2004, CPI Corp. issued the following press release:

   CPI Corp. news for immediate release
   FOR RELEASE   March 24, 2004
   -----------------------------------------------------------

   FOR INFORMATION, CONTACT:

                 NAME         Jane Nelson
                              --------------------------------
                 FROM         CPI Corp.
                              --------------------------------
                 ADDRESS      1706 Washington Avenue
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                 CITY         St. Louis
                              --------------------------------
                 STATE, ZIP   Missouri 63103
                              --------------------------------
                 TELEPHONE    (314) 231-1575
                              --------------------------------

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                 FOR FURTHER INFORMATION
                 AT THE ABERNANTHY MACGREGOR GROUP
                 Chuck Burgess, New York, 212-371-5999

FOR IMMEDIATE RELEASE
March 24, 2004

CONSENTS OF CPI CORP SHAREHOLDERS CERTIFIED
BY INDEPENDENT INSPECTOR
MAJORITY OF CPI BOARD REPLACED

St. Louis, MO, March 24, 2004 - CPI Corp. (NYSE - CPY) today announced that the consents delivered by a group of stockholders led by the Knightspoint Partners I, L.P. (the "Knightspoint Group") have been certified by IVS Associates, Inc., an independent inspector of elections appointed by the Company. Effective immediately, all of the members of CPI's Board of Directors except J. David Pierson and James Clifford have been removed, the size of the Board has been reduced from nine to eight members and six nominees of the Knightspoint Group have been elected to serve until the Company's annual meeting of stockholders. Consents to the Knightspoint Group's six proposals were granted by holders of more than 56% of Company's common stock.

J. David Pierson, CPI's Chairman of the Board and Chief Executive Officer, commented, "We are all glad that this process has reached a conclusion, and we are committed to a smooth transition. I want to express my personal gratitude to our departing directors for their exemplary service during a difficult time for our company and our industry. I'm grateful for their guidance, their thoughtful analysis of very complex issues and their commitment to all of CPI's constituents: customers, associates, Sears and our stockholders. They have each pledged their cooperation to ensure an orderly transition. I also want to thank all of our associates, who have continued to focus on providing the highest level of service to our customers throughout this process."

MORE...


- 2 -

Newly elected to the Company's Board are James J. Abel, Executive Vice President and CFO of Lamson & Sessions, Co.; Michael S. Koeneke and David M. Meyer, Managing Members of Knightspoint Partners LLC; Mark R. Mitchell, Managing Director of Ramius Capital Group, LLC; Steven J. Smith, a director and officer of Lifestyle Evolution, Inc. and John Turner White IV, President and CEO of Union Station Kansas City.

Pierson continued, "Jim Clifford and I look forward to working with the newly elected directors as we turn our full attention to our rapidly changing marketplace and the needs of our customers. We are especially pleased with the new directors' recognition of the critical role played by our headquarters and field associates and their pledge to work with us to provide the support and technology required to meet our customers' needs."

On behalf of the incoming directors, David Meyer said, "We look forward to a productive and aligned partnership with the Company's dedicated associates and management as we work to create outstanding value for customers and shareholders."

The successful consent solicitation also resulted in amendments to the Company's by-laws to authorize holders of 25% of the Company's stock to convene a meeting of stockholders and to prohibit the Board of Directors from filling any vacancy in the Board created as a result of stockholder action for a period of twenty days after such action.

# # #

ABOUT CPI

CPI Corp. is a portrait photography company offering studio photography services in the United States, Puerto Rico, and Canada through Sears Portrait Studios and in Mexico in Soriana and its City Club format. The Company also provides mobile photography services in the United States to childcare centers, sports associations and events through Every Day Expressions(TM). In addition, the Company operates searsphotos.com, an on-line photofinishing service as well as a vehicle for the Company's customers to archive, share portraits via e-mail and order additional portraits and products.